UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report  (Date of earliest event reported):  November 29, 2006

TRC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9947	06-0853807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Griffin Road North, Windsor, Connecticut 06095

(Address of Principal Executive Offices) (Zip Code)

(860) 298-9692

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into Material Definitive Agreement.

On November 29, 2006, TRC Companies, Inc. (the “Company”) and certain of its subsidiaries (together, “TRC”), the financial institutions named therein (the “Lenders”) and Wells Fargo Foothill, Inc., as arranger and administrative agent (the “Agent”) entered into the Second Amendment to, and Waiver Under, Credit Agreement (the “Amendment”).  The Amendment modifies certain of the terms under the Credit Agreement by and among TRC, Lenders and Administrative Agent dated as of July 17, 2006 by changing the delivery date for the Company’s Fiscal 2006 10-K to on or before December 31, 2006 and increasing the letter of credit usage limit from $5,000,000 to $7,500,000.

On December 1, 2006, the Company entered into a Purchase and Exchange Agreement (the “Exchange Agreement”) with Fletcher International, Ltd. (“Fletcher”) pursuant to which the 15,000 shares of Series A-1 Cumulative Convertible Preferred Stock held by Fletcher which were redeemable in common stock as of December 14, 2006, was exchanged for 1,132,075 shares of common stock, thereby retiring the Preferred Stock.  Fletcher also agreed to purchase an additional 204,290 shares of common stock at $9.79 per share, the closing price of the common stock on the New York Stock Exchange on December 1, 2006.  The closing of the transactions under the Exchange Agreement is expected to occur on December 7, 2006.

The foregoing summary is not intended to be exhaustive and is qualified in its entirety by reference to the Amendment and the Exchange Agreement, a copy of each of which is attached to this report as Exhibits 10.11.2 and 10.13, respectively.

Item 3.02            Unregistered Sales of Equity Securities

On December 1, 2006, the Company agreed to sell 204,290 shares of its common stock, $0.10 par value per share, at a price of $9.79 per share pursuant to the Exchange Agreement by and among the Company and Fletcher.  The sale will be made pursuant to the exemption from registration provided in Regulation D, Rule 506, under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  The purchaser is an accredited investor within the meaning of Rule 501(a) under the Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2006	TRC Companies, Inc.

	By:	/s/ Carl d. Paschetag, Jr.
Carl d. Paschetag, Jr.
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.11.2	Second Amendment to Credit Agreement
10.13	Purchase and Exchange Agreement